FUND ACCOUNTING AGREEMENT



      AGREEMENT made as of this 2nd day of January, 1997, by and between CONSECO SERVICES, LLC, an Indiana Limited Liability Company having its principal place of business at 11825 North Pennsylvania Street, Carmel, Indiana 46032 (hereinafter called the "Company") and The Bank of New York, a New York corporation authorized to do a banking business, having its principal place of business at 48 Wall Street, New York, New York 10286 (hereinafter called the "Bank").


                              W I T N E S S E T H:


      WHEREAS, the Company wishes the Bank to perform various services with respect to the Conseco Fund Group, a Massachusetts business trust having its principal place of business at 11825 North Pennsylvania Street, Carmel, Indiana 46032 (hereinafter called the "Fund"); and

      WHEREAS, the Bank agrees to perform the services herein described on the terms and conditions herein contained,

      NOW,   THEREFORE,   in  consideration  of  the  mutual  agreements  herein
contained, the Company and the Bank hereby agree as follows:

      1. The Company hereby appoints the Bank to perform the duties hereinafter set forth.

      2. The Bank hereby accepts appointment and agrees to perform the duties hereinafter set forth.

      3. Subject to the provisions of paragraphs 5 and 6 below, the Bank shall compute the net asset value per share of the Fund and shall value the securities held by the Fund (the "Securities") at such times and dates and in the manner specified in the then currently effective Prospectus of the Fund. In the event
Schedule 1 hereto, as amended from time to time upon the agreement of the Company and the Bank, specifies series of a Fund and/or classes of shares of the Fund or of a series, all computations described with respect to the Fund or


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shares of the Fund shall be made with  respect to each series so  specified  and the shares of each such series or such class.

      4. Subject to the provisions of paragraphs 5 and 6 below, the Bank shall also compute the net income of the Fund for dividend purposes and the net income per share at such times and dates and in the manner specified in the then currently effective Prospectus of the Fund.

      5. To the extent valuation of Securities or computation of a net asset value, net income for dividend purposes, or net income per share as specified in the Company's then currently effective Prospectus is at any time inconsistent with any applicable laws or regulations, the Fund shall immediately so notify the Bank in writing and thereafter shall either furnish the Bank at all appropriate times with the values of such Securities, net asset value, net income for dividend purposes or net income per share, as the case may be, or subject to the prior approval of the Bank, instruct the Bank in writing to value Securities and compute net asset value, net income for dividend purposes, and net income per share in a manner which the Company then represents in writing to be consistent with all applicable laws and regulations. The Company may also from time to time, subject to the prior approval of the Bank, instruct the Bank in writing to compute the value of the Securities, the Fund's net asset value, net income for dividend purposes, or net income per share in a manner other than as specified in paragraphs 3 and 4 of this Agreement. The Company shall have sole responsibility for determining the method of valuation of Securities and the method of computing net asset value, net income for dividend purposes and net income per share.

      6. The Company shall furnish the Bank with any and all instructions, explanations, information, specifications and documentation deemed necessary by the Bank in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. The Company shall also furnish the Bank with bid, offer, or market values of Securities if the Bank notifies the Company that same are not available to the Bank from a security pricing or similar service utilized, or subscribed to, by the Bank which the Bank in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Company also may


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furnish the Bank with bid,  offer,  or market values of Securities  and instruct the Bank to use such information in its calculations hereunder. The Bank shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service.

      7. The Bank shall advise the Company and the Fund's transfer agent of the net asset value, net income for dividend purposes, and net income per share upon completion of the computations required to be made by the Bank pursuant to this Agreement.

      8. The Bank shall, as agent for the Company, maintain and keep current the books, accounts and other documents (the "Records") the Fund is required to maintain and preserve by the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the "Rules") with respect to the computations by the Bank under this Agreement. Such Records shall be preserved in accordance with the Rules and shall be made available upon reasonable request for inspection by officers, employees and auditors of the Company or Fund during the Bank's normal business hours.

      9. Records maintained and preserved by the Bank pursuant to this Agreement shall be and remain the property of the Fund and shall be surrendered to the Fund promptly upon request in the form in which such Records have been maintained and preserved. Upon reasonable request of the Company or the Fund, the Bank shall provide in hard copy or micro-film, whichever the Bank shall elect, any Records included in any such delivery which are maintained by the Bank on a computer disc, or are similarly maintained, and the Company shall reimburse the Bank for its expenses of providing such hard copy or micro-film.

      10. The Bank, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by the Company and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of Securities; the amounts or formula for calculating the amounts and times of accrual of liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of the Fund. In the event the Bank's computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of Securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by the Bank which the Bank in its judgment deems reliable, the Bank shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

      11. The Bank shall not be required to inquire into any valuation of Securities or other assets by the Company or the Fund or any third party described in preceding paragraph 10 hereof, even though the Bank in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

      12. The Bank, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Company.

      13. The Bank shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without the Bank, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, loss or malfunction of utilities, computer (hardware or software) or communications services, or other similar circumstances. Nor shall the Bank be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than the Bank to supply any instructions, explanations, information, specifications or documentation deemed necessary by the Bank in the performance of its duties under this Agreement.

      14. No provision of this Agreement shall prevent the Bank from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by the Bank in connection with the


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performance of its duties and obligations under this Agreement,  including those developed in conjunction with the Fund, shall be and remain the property of the Bank, and the Bank shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

      15. The Bank may, with respect to questions of law, apply to and obtain the advice and opinion of counsel to the Company or the Fund or its own counsel and shall be entitled to rely on the advice or opinion of such counsel. The costs of any such advice or opinion shall be borne by the Company.

      16. The Bank shall be entitled to rely upon any oral instructions received by the Bank and reasonably believed by the Bank to be given by or on behalf of the Fund, even if the Bank subsequently receives written instructions contradicting such oral instructions. The books and records of the Bank with respect to the content of any oral instruction shall be binding and conclusive.

      17. The Bank shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Company, or for delays caused by circumstances beyond the Bank's control, unless such loss, damage or expense arises out of the bad faith, negligence, or willful misconduct of the Bank. In no event shall the Bank be liable to the Company or any third party for special, indirect, or consequential damages, or for lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

      18. Without limiting the generality of the foregoing, the Company shall indemnify the Bank against and save the Bank harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:



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            (a) Errors in records or  instructions,  explanations,  information, specifications or documentation of any kind, as the case may be, supplied to the Bank by any third party described in preceding paragraph 10 hereof or by the Company by or on behalf of the Fund;

            (b) Action or inaction taken or omitted to be taken by the Bank pursuant to written or oral instructions of the Company or otherwise without bad faith, negligence or willful misconduct;

            (c) Any action taken or omitted to be taken by the Bank in good faith in accordance with the advice or opinion of counsel for the Company or its own counsel;

            (d) Any improper use by the Company or its agents, distributor or investment advisor of any valuations or computations supplied by the Bank pursuant to this Agreement;

            (e) The method of valuation of the Securities and the method of computing net asset value, net income for dividend purposes, and net income per share; or

            (f) Any bid, offer, market value or other valuations of Securities, net asset value, net income for dividend purposes, or net income per share provided by the Company.

      19. In consideration for all of the services to be performed by the Bank as set forth herein the Bank shall be entitled to receive such reimbursement for out-of-pocket expenses and such compensation as are specified on Exhibit A hereto, as such Exhibit may be amended from time to time by the Bank and the Company.

      20. Attached hereto as Appendix A is a list of persons duly authorized by the Board of Directors of the Company to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of the Company. From time to time the Company may deliver a new Appendix A to add or delete any person and the Bank shall be entitled to rely on the last Appendix A actually received by the Bank.

      21. The Company represents and warrants to the Bank that it has all requisite power to execute and deliver this Agreement, to give any written or oral instructions contemplated hereby, and to perform the actions or obligations


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contemplated to be performed by it hereunder, and has taken all necessary action
to  authorize  such  execution,   delivery,  and  performance.   By  giving  any
instruction described in this Agreement to the Bank, the Company shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Prospectus of the Fund.

      22. This Agreement shall not be assignable by the Company without the prior written consent of the Bank, or by the Bank without the prior written consent of the Company.

      23. Either of the parties hereto may terminate this Agreement by giving the other party a notice in writing specifying the date of such termination, which shall not be less than ninety (90) days after the date of giving of such notice. Upon the date set forth in such notice, the Bank shall deliver to the Company all Records then the property of the Fund and, upon such delivery, the Bank shall be relieved of all duties and responsibilities under this Agreement.

      24. This Agreement may not be amended or modified in any manner except by written agreement executed on behalf of both parties hereto.

      25. This Agreement is executed in the State of New York and all laws and rules of construction of the State of New York (other than those relating to choice of laws) shall govern the rights, duties and obligations of the parties hereto.

      26. The performance and provisions of this Agreement are intended to benefit only the Bank and the Company, and no rights shall be granted to any other person by virtue of this Agreement.





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




      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                                CONSECO SERVICES, LLC

                                                By:   /s/ Thomas J. Kilian
                                                      --------------------
                                                      Thomas J. Kilian
Attest:                                               President

  /s/ Karl W. Kindig
  -------------------
       Karl W. Kindig
                                                THE BANK OF NEW YORK

                                                By:   /s/ S. Grunston
                                                      ---------------
                                                      STEPHEN E. GRUNSTON
                                                      Vice President

Attest:

/s/ Marjorie McLaughlin
-----------------------






                                       8



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                                   SCHEDULE 1
                               Series and Classes


              SERIES                           CLASSES
              ------                           -------

              Equity Fund                      Class A
                                               Class Y

              Asset Allocation Fund            Class A
                                               Class Y

              Fixed Income Fund                Class A
                                               Class Y

                                   APPENDIX A

      I, Thomas J. Kilian, of CONSECO SERVICES, LLC, (the "Company"), do hereby certify that:

      The following individuals serve in the following positions with Conseco Capital Management, Inc. ("CCM"), the investment adviser to Conseco Fund Group, and each has been duly elected or appointed by the Board of Directors of CCM to each such position and qualified therefor in conformity with CCM's Charter and By-Laws, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Company to the Bank.

Name                       Position                   Signature
----                       --------                   ---------


Gregory J. Hahn            Senior Vice President      /s/ Gregory J. Hahn

Andrew E. Sommers          Vice President             /s/ Andrew E. Sommers

Rodney A. Schmucker        Assistant Vice President   /s/ Rodney A. Schmucker

Kristine Kate Southward    Sr. Investment Analyst     /s/ Kristine Southward

                                    EXHIBIT A

                          FUND ACCOUNTING FEE PROPOSAL
                                       FOR
                               CONSECO FUND GROUP


Domestic Accounting Fee


      4 basis points per annum, per fund, on the nest assets up to $100 million.


      3     basis points on the next $100 million.


      2     basis points on the excess over $200 million.


Minimum Fee


The minimum fee will be waived for the first three (3) months of operations. The following minimums will apply thereafter:


      4-12 months:            $2,000 per month, per fund.


      After one year:         $3,500 per month, per fund.


Multiple Class Charges


      $150.00 per month for each additional class added above two (2)


Out-of-Pocket Expenses


The cost of obtaining prices for daily security evaluations will be in addition to the stated fees.


Billing Cycle


The above fees will be billed on a monthly basis.


Conseco Services, LLC                     The Bank of New York


Accepted by:  /s/ Thomas J. Kilian        Accepted by:      /s/ S. Grunston
              --------------------                          ---------------
              Thomas J. Kilian

        Title: President                              Title: Stephen E. Grunston
               -------------------                           -------------------
                                                             Vice President

        Date:  January 2, 1997                        Date:  12/13/96
               --------------------                          -------------------